Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191171
PROSPECTUS
Cavco Industries, Inc.

1,867,370 Shares of Common Stock

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This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus, and any of their respective pledgees, donees, transferees or other successors in interest, of 1,867,370 shares of common stock of Cavco Industries, Inc. We are filing the registration statement (of which this prospectus is a part) at this time to fulfill contractual obligations to do so, which we undertook at the time of the original issuance of the shares described in this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.
We have agreed to pay registration and related fees and expenses in connection with the registration of these shares and to indemnify the selling stockholders against any and all demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines penalties, interest, costs and expenses (including attorneys' fees) which are asserted against, imposed upon or incurred by selling stockholders as a result of or in connection with any untrue statement or alleged untrue statement of a material fact in this registration statement, prospectus or any amendment or supplement hereto or the omission or alleged omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of their shares.
The selling stockholders identified in this prospectus, or their respective pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.
Our common stock is traded on the NASDAQ Global Select Market under the symbol “CVCO.” On October 14, 2013, the closing price of the common stock on NASDAQ was $58.71 per share. We urge you to obtain current market quotations for our common stock.
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Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is October 15, 2013

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.

PROSPECTUS SUMMARY
It is important for you to consider the information contained in this prospectus together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from a current report on Form 8-K that we file with the Securities and Exchange Commission (“SEC”), and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
Unless the context otherwise requires or otherwise specifies, references in this prospectus to “Cavco Industries,” the “Company,” “we,” “our,” and “us” refer to Cavco Industries, Inc. and its subsidiaries.
Cavco Industries, Inc.
Cavco Industries, Inc., a Delaware corporation, was formed on January 14, 2003, and, on June 30, 2003, became a successor corporation to previous Cavco Industries entities operating since 1965. Headquartered in Phoenix, Arizona, the Company designs and produces factory-built homes primarily distributed through a network of independent and company-owned retailers, planned community operators and residential developers. We are a leading producer of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names. The Company is also a leading builder of park model homes, vacation cabins, and systems-built commercial structures, as well as modular homes. Our mortgage subsidiary is an approved Fannie Mae and Ginnie Mae seller/servicer and offers conforming mortgages to purchasers of factory-built and site-built homes. Our insurance subsidiary provides property and casualty insurance to owners of manufactured homes.
Through our Fleetwood Homes, Inc. (“Fleetwood”) subsidiary, certain manufactured housing assets and liabilities of Fleetwood Enterprises, Inc. were acquired on August 17, 2009. Fleetwood, through its wholly-owned subsidiary, Palm Harbor Homes, Inc., a Delaware corporation (“Palm Harbor”), acquired certain manufactured housing assets and liabilities of Palm Harbor Homes, Inc., a Florida corporation, and certain of its subsidiaries including CountryPlace Acceptance Corp. (“CountryPlace”) on April 23, 2011 (the “Palm Harbor Acquisition Date”). Subsequently, the stock of Standard Casualty Co. (“Standard”) was acquired on June 10, 2011 after regulatory approval was received from the Texas Department of Insurance.
As of March 30, 2013, we distributed our homes through 50 Company-owned retail outlets and a network of approximately 980 independent distribution points in 44 states, Canada, Mexico and Japan. A significant number of these independent distribution points are located in Arizona, California, Florida and Texas. Thirty-two of the Company-owned retail stores are located in Texas.
We construct our homes using an assembly-line process in which each module or floor section is assembled in stages. Our assembly-line process is designed to be flexible enough to accommodate significant customization as requested by our customers. As of March 30, 2013, the Company operated fifteen homebuilding facilities located in the Pacific, Mountain, South Central and South Atlantic regions. These factories range in size from 79,000 to 250,000 square feet.

CountryPlace originates single-family residential mortgages and services, for itself and others, conforming mortgages, non-conforming land-home mortgages and manufactured home chattel loans. CountryPlace is authorized by the U.S. Department of Housing and Urban Development (“HUD”) to directly endorse Federal Housing Administration (“FHA”) Title I and Title II mortgage insurance, is approved by the Government National Mortgage Association (“GNMA”) to issue GNMA-insured mortgage-backed securities, and is authorized to sell mortgages to, and service mortgages for, the Federal National Mortgage Association (“Fannie Mae”). A conforming mortgage or loan is one that conforms to the guidelines of a Government-Sponsored Enterprise, such as Fannie Mae, or a government agency, such as FHA; a non-conforming mortgage or loan does not conform to these guidelines.
Standard is domiciled in Texas and is primarily a specialty writer of manufactured home physical damage insurance. Standard holds insurance licenses in multiple states; however, a significant portion of its writings occur in Texas and Arizona. In addition to writing direct policies, Standard assumes and cedes reinsurance in the ordinary course of business.
The Offering

Common Stock offered by selling stockholders	1,867,370 shares
Common Stock outstanding (as of September 12, 2013)	8,837,324 shares
Use of proceeds	We will not receive any proceeds from the sale of shares in this offering
NASDAQ Global Select Market symbol	CVCO

RISK FACTORS
Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as amended, and revised or supplemented by our Quarterly Report on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which is on file with the SEC and is incorporated by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.
Before making an investment decision, you should carefully consider these risks and uncertainties, as well as others we incorporate by reference in this prospectus and any prospectus supplement, or we include below.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus. See “Risk Factors.” You should read these factors and other cautionary statements made in this prospectus, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus, and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us, except as required by U.S. federal securities laws.

USE OF PROCEEDS
We will not receive any proceeds from the sale of our Common Stock by the selling stockholders. All proceeds from the sale of shares of our Common Stock in this offering will be for the accounts of the selling stockholders.
The selling stockholders will pay all underwriting discounts, selling commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in connection with the sale of the shares, if any. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our accountants.

DESCRIPTION OF THE TRANSACTION
On June 14, 2013, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Third Avenue Trust, a Delaware Trust, on behalf of Third Avenue Value Fund (“Third Avenue”) and Whitman High Conviction Fund (“WHCF”, each individually a “Seller” and collectively, the “Sellers”), pursuant to which the Company proposed to purchase the outstanding shares (the “Shares”) of Fleetwood held by the Sellers (the “Transaction”). Prior to the closing of the Transaction, the Company owned 50% of the outstanding shares of Fleetwood. After the closing, the Company now owns 100% of the outstanding shares of Fleetwood. The issuance of the Shares was approved by the Company's stockholders at its annual meeting held on July 11, 2013. The Closing Date of the Transaction was July 22, 2013.
The Transaction closed at the previously disclosed purchase price of approximately $91.4 million, to be satisfied with 1,867,370 newly issued shares of Company common stock (the “Cavco Shares”) in reliance upon the exemption from registration provided by Section 4(2) under the Securities Act. The offer and sale of the Cavco Shares to the Sellers was a privately negotiated transaction. The Cavco Shares issued to Sellers were determined by dividing the purchase price of $91,403,696 by the average of the volume weighted average prices (the “VWAP Price”) on each of the sixty (60) consecutive trading days ending on the last trading day immediately prior to the Closing Date.

The certificates representing the Cavco Shares contain a legend to the effect that such shares are not registered under the Securities Act and may not be sold or transferred except pursuant to a registration which has become effective under the Securities Act or pursuant to an exemption from such registration. Of the total Cavco Shares, 1,809,108 were issued to Third Avenue and 58,262 were issued to WHCF. The new issuances increase the Company's total number of common shares outstanding to 8,837,324. Following the issuance of the Cavco Shares, Third Avenue disclosed in a Schedule 13G filed with the SEC on August 12, 2013 that it beneficially owns 22.78% of the Company's outstanding common stock.
The Purchase Agreement provides that the Cavco Shares are subject to certain registration, voting, lock-up and standstill provisions. The selling stockholders will be subject to certain restrictions on their ability to transfer the Cavco Shares, including, among other things, a one year prohibition on the transfer of the Cavco Shares, except for Permitted Transfers (defined in the Stock Purchase Agreement). From and after the closing of the transaction and continuing until the termination of the Standstill Period (defined below), the selling stockholders agreed that they will vote all Cavco Shares in accordance with the recommendations of Cavco's Board with respect to any action, proposal or other matter to be voted on by the stockholders of Cavco.
Additionally, the selling stockholders have agreed not to do any of the following without the prior written consent of the Company beginning on the closing of the Stock Purchase Agreement and ending on the earliest of (i) the fourth anniversary of the Closing Date, or (ii) the third anniversary of the Closing Date if Sellers in the aggregate own less than twelve and one-half percent (12.5%) of the outstanding common equity securities of the Company (the “Standstill Period”):

•	acquire beneficial ownership of common equity securities of the Company or any other securities of the Company entitled to vote generally in the election of directors of the Company;

•
deposit any securities of the Company in a voting trust or similar arrangement or subject any voting securities of the Company to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any voting securities of the Company;

•
enter, agree to enter, propose or offer to enter into or facilitate any merger, business combination, tender offer, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its subsidiaries;

•
make, or in any way participate or engage in, any “solicitation” of “proxies” to vote, or advise or knowingly influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries;

•	call, or seek to call, a meeting of the stockholders of the Company or initiate any shareholder proposal for action by the stockholders of the Company;

•	form, join or in any way participate in a Group (within the meaning of Section 13(d)(3) of the Exchange Act), with respect to any voting securities of the Company;

•	otherwise act, alone or in concert with others, to seek to control or influence the Board, or the management or policies of the Company;

•	publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; or

•
advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other person or Group (within the meaning of Section 13(d)(3) of the Exchange Act) in connection with the foregoing.

We are registering the Cavco Shares to satisfy the registration rights granted to the selling stockholders in the Purchase Agreement.
The foregoing summary of the Purchase Agreement is qualified in its entirety by reference to the Company's Definitive Proxy Statement on Form DEF 14A, including the full text of those documents or the forms thereof that are included as exhibits, as filed with the SEC on June 27, 2013.

SELLING STOCKHOLDERS
This prospectus relates to the resale from time to time of 1,867,370 shares of our common stock by the selling stockholders.
The following table, based upon information currently known by us, sets forth as of September 12, 2013: (i) the number of shares held of record or beneficially by the selling stockholders as of such date (as determined below) and (ii) the number of shares that may be offered under this prospectus by the selling stockholders. Beneficial ownership includes shares of common stock plus any securities held by the holder exercisable for or convertible into shares of common stock within 60 days after September 12, 2013, in accordance with Rule 13d-3(d)(1) under the Exchange Act. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders named below.
None of the selling stockholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as described in “Description of the Transaction” above. The persons named in the table below have sole or shared voting and investment power with respect to the number of shares indicated as beneficially owned by them.
The percentage of beneficial ownership in the table below is based on 8,837,324 shares of our common stock outstanding. None of the selling stockholders is a broker-dealer regulated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), nor is it affiliated with such a broker-dealer, except as noted below. The selling stockholders acquired their respective shares in the ordinary course of such selling stockholder's business and, at the time of the acquisition of the shares to be resold pursuant to this prospectus, the selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute them. Third Avenue Management LLC, the investment advisor to each of the Sellers, is a wholly owned subsidiary of Third Avenue Holdings Delaware LLC (“TAHD”). M.J. Whitman LLC, a broker-dealer regulated by FINRA, is also wholly owned by TAHD.

	Beneficial Ownership Prior to Offering			Common Stock	Beneficial Ownership After Offering (2)
Name	Shares		Percentage (1)	Offered Hereby	Shares	Percentage
Third Avenue Trust, on behalf of Third Avenue Value Fund 622 Third Avenue, 32nd Floor New York, NY 10017	1,809,108	(3)	20.47%	1,809,108	—	—%
Whitman High Conviction Fund 622 Third Avenue, 32nd Floor New York, NY 10017	58,262	(4)	0.66%	58,262	—	—%

(1)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 8,837,324 shares of common stock outstanding as of September 12, 2013. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of any options or warrants to purchase shares of common stock held by the selling stockholders and all other options or warrants exercisable within 60 days of September 12, 2013.

(2)
Assumes that each named selling stockholder sells all of the common stock it beneficially owns that is covered by this prospectus and neither acquires nor disposes of any other shares of common stock, or right to purchase other shares of common stock subsequent to the date as of which we obtained information regarding its holdings. Because the selling stockholders are not obligated to sell all or any portion of the common stock shown as offered by them, we cannot estimate the actual number of shares of common stock (or actual percentage of the class) that will be held by any selling stockholder upon completion of the offering.

(3)
Third Avenue Trust is an open-end management investment company consisting of five separate non-diversified investment series of which the Third Avenue Value Fund is an investment series. Ian Lapey, Yang Lie, Michael Lehmann, and Victor Cunningham are portfolio managers for Third Avenue Management, the management company for Third Avenue Trust and have investment and voting power over the shares listed in the table above. Messrs. Lapey, Lie, Lehmann, and Cunningham disclaim any beneficial ownership of the shares. An affiliate of the Third Avenue Value Fund, the Whitman High Conviction Fund owns 58,262 shares of common stock of the Company, which were obtained pursuant to the Stock Purchase Agreement filed as Annex A to the Company's Definitive Proxy Statement filed on June 27, 2013. Two affiliates of the Third Avenue Value Fund, Third Avenue Variable Series Trust - Third Avenue Value Portfolio and Third Avenue Capital p.l.c., on behalf of Third Avenue Value Fund own, respectively, 121,209 and 24,441 shares of common stock of the Company which were obtained on the open market. Prior to the closing of the transaction contemplated by the Stock Purchase Agreement filed as Annex A to the Company's Definitive Proxy Statement filed on June 27, 2013, the Third Avenue Value Fund jointly owned Fleetwood with the Company. For a more detailed description of this relationship see the Company's Annual Report on Form 10-K filed on June 11, 2013.

(4)
Martin J. Whitman, the portfolio manager of the Whitman High Conviction Fund, has investment and voting power over the shares listed in the table above. Mr. Whitman disclaims any beneficial ownership of the shares. An affiliate of the Whitman High Conviction Fund, the Third Avenue Trust, on behalf of the Third Avenue Value Fund, owns 1,809,108 shares of common stock of the Company, which were obtained pursuant to the Stock Purchase Agreement filed as Annex A to the Company's Definitive Proxy Statement filed on June 27, 2013. Two affiliates of the Whitman High Conviction Fund, Third Avenue Variable Series Trust - Third Avenue Value Portfolio and Third Avenue Capital p.l.c., on behalf of Third Avenue Value Fund own, respectively, 121,209 and 24,441 shares of common stock of the Company which were obtained on the open market.

DESCRIPTION OF CAPITAL STOCK
Following is a summary of the material terms of the Company's capital stock. The summary is not complete and should be read in conjunction with the Company's restated certificate of incorporation, as amended, and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.
Authorized and Outstanding Shares
The Company's authorized capital stock consists of 20,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.
As of September 12, 2013, a total of 8,837,324 shares of common stock were issued and outstanding, and no shares of preferred stock were issued or outstanding.

Common Stock
Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
Under the terms of our restated certificate of incorporation, as amended, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
Authorizing our board of directors to issue preferred stock and determine its rights and preferences has the effect of eliminating delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding common stock.
The General Corporation Law of the State of Delaware, the state of the Company's incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right would be in addition to any voting rights that may be provided for in the applicable certificate of designation.
Anti-Takeover Effects of Delaware Law; Our Governing Documents
Delaware law, our restated certificate of incorporation, as amended, and our amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.
Removal of Directors
Our board of directors will consist of not fewer than one nor more than fifteen directors, the exact number to be fixed from time to time by resolution of our board of directors. Our board of directors will be divided into up to three classes. The directors in each class will serve for a three-year term, with only one class being elected each year by our stockholders. This system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of our company, because it makes it more difficult for stockholders to replace a majority of the directors. In addition, no director may be removed except for cause, and directors may be removed for cause by a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may only be filled by a majority of the remaining directors in office.

Stockholder Meetings
Our amended and restated bylaws provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our president, our chief executive officer, or a majority of the board of directors and may not be called by the holders of common stock. Our restated certificate of incorporation, as amended, and our amended and restated bylaws specifically deny any power of the stockholders to call a special meeting.
Elimination of Stockholder Action by Written Consent
Our restated certificate of incorporation, as amended, and our restated bylaws provide that holders of our common stock will not be able to act by written consent without a meeting.
Amendment of Restated Certificate of Incorporation and Amended and Restated Bylaws
The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class. Our board of directors has the power to alter, amend or repeal our restated bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. This right is subject to repeal or change by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.
Other Limitations on Stockholder Actions
Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to make nominations for the election of directors, proposed that a director be removed, propose any repeal or change in our restated bylaws, or propose any other business to be brought before an annual or special meeting of stockholders. Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following: a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting, the stockholder's name and address, the number of shares beneficially owned by the stockholder and evidence of such ownership, the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with such persons, and the number of shares that such persons beneficially own.
To be timely, a stockholder must deliver notice: in connection with an annual meeting, not less than 90 nor more than 180 days prior to the date on which the immediately preceding year's annual meeting of stockholders was held, or in connection with any election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting.
In order to submit a nomination for our board of directors, a stockholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as other specified information. If a stockholder fails to follow the required procedures, the stockholder's nominee or proposal will be ineligible for election and will not be voted on by our stockholders.

Delaware Business Combination Statute
We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Investor Services.
Indemnification
We will indemnify officers and directors against losses to the fullest extent permitted under Delaware law. Such indemnification includes payment by us, in advance of the final disposition of a civil or criminal action, suit, or proceeding, of expenses incurred by a director or officer in defending such action, suit, or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such payment if it is ultimately determined that he or she is not entitled to be indemnified by us.

PLAN OF DISTRIBUTION
We are registering the shares of common stock issued pursuant to the Purchase Agreement to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law or regulation.
If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights set forth in the Stock Purchase Agreement, estimated to be $33,591 in total, including the SEC registration fee. We have no obligation to pay underwriting discounts and selling commissions incurred by the selling stockholders, if any. We will indemnify the selling stockholders against liabilities, any untrue statement or alleged untrue statement of a material fact in this registration statement, prospectus or any amendment or supplement hereto or the omission or alleged omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading.
Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
The Company's General Counsel and Secretary, James P. Glew, Esq., 1001 N. Central Avenue, Suite 800, Phoenix, Arizona 85004, has opined as to the legality of the shares of common stock being offered by this registration statement. As of September 12, 2013 Mr. Glew holds 1,800 options to purchase the Company's common stock at an exercise price of $25.33, which are fully vested, and 1,000 options to purchase the Company's common stock at an exercise price of $45.00, which are fully vested.

EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report (Form 10-K) for the year ended March 30, 2013 and the effectiveness of our internal control over financial reporting as of March 30, 2013 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and our management's assessment of the effectiveness of internal control over financial reporting as of March 30, 2013 are incorporated herein by reference in reliance upon Ernst & Young LLP's reports (to the extent covered by consents filed with the SEC), given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the operation of the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov. The SEC's Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.
This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

Our Internet address is www.cavco.com. The information on our Internet website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.
We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)	Our Annual Report on Form 10-K for the year ended March 30, 2013, filed on June 11, 2013;
(2)	Our Quarterly Report on Form 10-Q for the quarter ended June 29, 2013 filed on August 6, 2013;
(3)	Our Current Reports on Form 8-K filed on May 23, 2013, June 14, 2013, July 12, 2013, July 24, 2013, and August 1, 2013;
(4)	Our Amendment No. 1 to Current Report on Form 8-K/A filed on July 8, 2011;
(5)
The description of our common stock contained in our Registration Statement on Form 10-12G/A, filed on June 20, 2003, pursuant to Section 12 of the Exchange Act, including all amendments and reports filed for the purpose of updating such description; and

(6)	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

Cavco Industries, Inc.
1001 North Central Avenue, Suite 800
Phoenix, Arizona 85004
Attn: James P. Glew, Secretary
Tel.: (602) 256-6263

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive such an offer or solicitation.